[PARSONS BRINCKERHOFF ENERGY SERVICES, INC.]



August 7, 1997



Panda Global Holdings, Inc.
Panda Global Energy Company
c/o Panda Energy International, Inc.
4100 Spring Valley Road, Suite 1001
Dallas, Texas  75244

     RE:  Luannan Engineer's Review Report

Ladies and Gentlemen:

We consent to the use of our report dated April 11, 1997 entitled "Engineer's Review and Report Panda Energy International, Inc. 2 x 50 MW Coal-Fired Power Plant at Luannan, China" (the "Report") and the Officer's Certificate dated August 7, 1997 related thereto in the Prospectus (including any amendments or supplements thereto) relating to the offering of 12-1/2% Registered Senior Secured Notes offered by Panda Global Energy Company and included in the registration statement on Form S-1 of Panda Global Energy Company and Panda Global Holdings, Inc. (the "Prospectus") and the inclusion of the Report and Officer's Certificate as an Appendix to the Prospectus. In addition, we consent to the
inclusion  of  the  summary  of  the  Report  contained  in   the
Prospectus.

We also consent to the statements by ICF Resources Incorporated in their report included in the Prospectus that they have relied on the Report and we authorize such reliance.

We also hereby consent to the reference to us as experts under the heading "Independent Engineers and Consultants" in the Prospectus.


Very truly yours,
PARSONS BRINCKERHOFF ENERGY SERVICES, INC.



/s/ R. J. Bednarz
R. J. Bednarz
Engineering Manager